Exhibit 99.1

United to Hold Live Webcast of

Third-Quarter 2013 Financial Results

Special Charges Summary for Third Quarter 2013

CHICAGO, Oct. 17, 2013 – United Airlines will hold a conference call to discuss third-quarter 2013 financial results on Thursday, Oct. 24, 2013 at 9:30 a.m. CT/10:30 a.m. ET. A live, listen-only webcast of the conference call will be available at ir.united.com.

The webcast will be available for replay within 24 hours of the conference call and then archived on the website for a limited time.

Third-Quarter Special Charges

The company expects to record special charges of $177 million during the third quarter of 2013. Details are as follows (in millions):

Three Months Ended Sept. 30, 2013
Labor agreement costs	$127
Integration-related costs	50

Total special charges	$177

Labor agreement costs: On Sept. 26, 2013, the company announced that it had reached tentative agreements with respect to joint collective bargaining agreements with the International Association of Machinists (IAM) for the fleet service, passenger service and storekeeper workgroups. The agreements are subject to ratification by IAM members. The company recorded a $127 million special charge as a result. This expense is associated with lump sum cash payments that would be made in conjunction with the ratification of the agreements. If ratified, the company currently expects to make the related lump sum cash payments by early 2014.

Integration-related costs: Integration-related costs include compensation costs related to systems integration and training, branding activities, new uniforms, write-off or acceleration of depreciation on systems and facilities that are no longer used or planned to be used for significantly shorter periods, relocation for employees and severance primarily associated with administrative headcount reductions.

UAL to Hold Live Webcast of Third-Quarter 2013 Results / Page 2

About United

United Airlines and United Express operate an average of 5,341 flights a day to more than 360 airports across six continents. In 2012, United and United Express carried more passenger traffic than any other airline in the world and operated nearly two million flights carrying 140 million customers. United is investing in upgrading its onboard products and now offers more flat-bed seats in its premium cabins and more extra-legroom economy-class seating than any airline in North America. In 2013, United became the first U.S.-based international carrier to offer satellite-based Wi-Fi on long-haul overseas routes. The airline also features DIRECTV® on 200 aircraft, offering customers more live television access than any other airline in the world. United operates nearly 700 mainline aircraft and has made large-scale investments in its fleet. In 2013, United will continue to modernize its fleet by taking delivery of more than two dozen new Boeing aircraft. The company expanded its industry-leading global route network in 2012, launching nine new international and 18 new domestic routes. Business Traveler magazine awarded United Best Airline for North American Travel for 2012, and readers of Global Traveler magazine have voted United’s MileagePlus program the best frequent flyer program for nine consecutive years. According to the 4th annual Switchfly Reward Seat Availability Survey published by IdeaWorksCompany in May 2013, United has the most saver-style award-seat availability among the largest U.S. global airlines. United is a founding member of Star Alliance, which provides service to 195 countries via 28 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com or follow United on Twitter and Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

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